Exhibit 1

[Convenience Translation Only]

GPC Biotech AG

Planegg/Martinsried

- German Securities Identification Number (WKN) 585 150 -
- ISIN DE0005851505 -
- CUSIP 38386P108 -

Dear Shareholders,

you are hereby cordially invited to attend the

Annual Shareholders Meeting of GPC Biotech AG

on Friday, May 25, 2007, at 10:00 a.m. at Künstlerhaus Munich, Lenbachplatz 8, 80333 Munich.

Agenda

  Item 1

  Presentation of the approved annual financial statements of GPC Biotech AG and the consolidated group, as well as the management reports for GPC Biotech AG and the group and the report of the Supervisory Board for the fiscal year 2006.

  Item 2

  Resolution regarding the discharge of the Management Board members from liability (Entlastung) for their actions during the 2006 fiscal year

  The Management Board and the Supervisory Board propose that the members of the Management Board be discharged from liability for their actions during the 2006 fiscal year.

  Item 3

  Resolution regarding the discharge of the Supervisory Board members from liability for their actions during the 2006 fiscal year

  The Management Board and the Supervisory Board propose that the members of the Supervisory Board be discharged from liability for their actions during the 2006 fiscal year.

  Item 4

  Resolution regarding the appointment of the statutory auditors for GPC Biotech AG and the Group for the 2007 fiscal year

  The Supervisory Board proposes that the auditing firm of Ernst & Young AG, Wirtschaftsprüfungsgesellschaft, Arnulfstraße 126, 80636 Munich, be appointed as statutory auditors for GPC Biotech AG and the Group for the 2007 fiscal year.

  Item 5

  Elections to the Supervisory Board

    Resolution regarding the reelection of Prof. Jürgen Drews, M.D. to the Supervisory Board

The term of office of Prof. Jürgen Drews, M.D. expires at the end of this Shareholders Meeting, necessitating reelection. The composition of the Supervisory Board is governed by Sections 95 and 96(1), last subsentence, of the German Stock Corporation Act (AktG). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that

Prof. Jürgen Drews, M.D.

Physician, Feldafing

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting until the end of the Annual Shareholders Meeting passing a resolution on discharge from liability for action during the fiscal year ending on December 31, 2009.

Prof. Jürgen Drews is a member of the supervisory boards or comparable bodies of the following companies in Germany and abroad:

  Human Genome Sciences, Inc., Rockville, Maryland (USA)

  MorphoSys AG, Martinsried/Munich, Germany (Vice Chairman)

    Resolution regarding the reelection of Metin Colpan, Ph.D., to the Supervisory Board

The term of office of Mr. Metin Colpan, Ph.D., expires at the end of this Shareholders Meeting, necessitating reelection. The composition of the Supervisory Board is governed by Sections 95 and 96(1), last subsentence, of the German Stock Corporation Act (AktG). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that

Metin Colpan, Ph.D.

Chemist, Essen

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting until the end of the Annual Shareholders Meeting passing a resolution on discharge from liability for action during the fiscal year ending on December 31, 2009.

Metin Colpan is a member of the supervisory boards or comparable bodies of the following companies in Germany and abroad:

  MorphoSys AG, Martinsried/Munich, Germany

  GenPat77 Pharmacogenectics AG, Berlin, Germany

  Qiagen N.V., Venlo, Netherlands

    Resolution regarding the election of Don Soltysiak to the Supervisory Board

The term of office of Ms. Prabhavathi B. Fernandes, Ph.D., expires at the end of this Shareholders Meeting, necessitating the election of a new Supervisory Board member. The composition of the Supervisory Board is governed by Sections 95 and 96(1), last subsentence, of the German Stock Corporation Act (AktG). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that

Don Soltysiak

Business (B.A.)

Doylestown, Pennsylvania, USA

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting until the end of the Annual Shareholders Meeting passing a resolution on discharge from liability for action during the fiscal year ending on December 31, 2009.

Don Soltysiak does not hold any other memberships on supervisory boards or comparable bodies in Germany or abroad.

  Item 6

  Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies (Geschäftsführungsmitglieder) of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

  The Management Board and the Supervisory Board propose that the following be resolved:

    Authorization to issue convertible bonds

    The Management Board is authorized until April 30, 2012, to issue convertible bonds in an aggregate nominal amount of up to EUR1,700,000, divided into up to 1,700,000 bonds with a nominal value of EUR1.00 each (each a "Convertible Bond") with a maximum term of ten years, and may do so once, several times, or - in the event of expiration of granted Convertible Bonds through termination or for other reasons - repeatedly to members of the management bodies of the Company and affiliated subsidiary companies in Germany and abroad ("Eligible Persons"). To the extent that Convertible Bonds are to be issued to members of the Company's Management Board, only the Supervisory Board shall be authorized to issue them. Each Convertible Bond shall entitle its holder to conversion into one no-par-value ordinary bearer share of the Company ("GPC Biotech Share") in accordance with the terms hereinafter set forth. The Convertible Bonds shall be issued at their nominal value.

    The Convertible Bonds may be offered to Eligible Persons for subscription during the last 15 working days of each calendar month. The Convertible Bonds may be issued only to Eligible Persons or to a credit institution on the condition that they are transferred to Eligible Persons prior to expiration of the waiting period. Existing shareholders' statutory subscription rights (Bezugsrechte) to the Convertible Bonds are excluded.

    The conversion rights may be exercised for the first time after expiration of the waiting period. The waiting period commences on the date on which the Convertible Bonds are issued and ends on the second anniversary of the date of their issuance. After expiration of the waiting period, 50% of the conversion rights from the Convertible Bonds issued in one tranche may be exercised, and an additional 25% of the conversion rights from the Convertible Bonds issued in one tranche may be exercised as of each of the third and fourth anniversaries of the date of their issuance. If the aforementioned percentages do not correspond to a whole number of Convertible Bonds, each number shall be rounded down to the next smaller whole number. After the expiration of the waiting period and subject to the above restrictions and any additional mandatory legal provisions to the contrary, the exercise of the conversion rights is permitted until the end of their term on any banking day in Frankfurt/Main. The terms and conditions of the bonds may provide for additional exercise conditions. Conversion rights that have not been validly exercised by the end of the term shall expire without replacement or compensation.

    Exercising the conversion rights requires payment of a premium. The premium for each GPC Biotech Share subscribed for due to the conversion equals 100% of the conversion price, to be determined as hereinafter specified, minus EUR1.00.

    The conversion price for the Convertible Bonds shall be the average closing price of the GPC Biotech Shares in the XETRA closing auction on the Frankfurt Stock Exchange ("Closing Price") during the last five exchange trading days prior to issuance of the Convertible Bonds, provided, however, that the conversion price shall at least equal the proportionate amount of the share capital allocable to one GPC Biotech Share.

    The conversion rights may only be exercised if the Closing Price outperforms a reference index. The reference index shall be the TecDax Index of the Frankfurt Stock Exchange (the "Price Index").

    The Price Index and the Closing Price on the date on which the Convertible Bonds are issued shall serve as the starting point for the performance measurement. The Convertible Bonds may only be exercised if the Closing Price outperforms the Price Index. The relevant comparison date for this shall be the date four weeks prior to conversion.

    In addition, the Convertible Bonds may only be exercised during a period of six weeks starting on the second day after publication of the quarterly reports and the annual financial statements, respectively (exercise period). Any exercise of conversion rights is principally excluded between December 24 and December 31 of each calendar year.

    The Convertible Bonds are not transferable. Special arrangements may be made with respect to death, retirement, as well as other special termination cases, including the spin-off or split-off of affiliated subsidiary companies in Germany and abroad or business operations of the GPC Biotech Group.

    Creation of conditional capital

    The Company's share capital is conditionally increased by up to EUR 1,700,000 against issuance of up to 1,700,000 new no-par-value ordinary bearer shares. The conditional capital increase shall be used for granting Convertible Bonds to members of the management bodies of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under Item 6, No. 6.1. The conditional capital increase shall be implemented only to the extent that the holders of Convertible Bonds convert. The shares shall participate in the profits - to the extent that they are created through conversion prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through conversion.

    The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board, is authorized to determine additional details of the implementation of the conditional capital increase.

    The Supervisory Board is authorized to amend the wording of the Articles of Association as the conditional capital is utilized.

    Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 4:

  "The Company's share capital is conditionally increased by up to EUR 1,700,000 against issuance of up to 1,700,000 new no-par-value ordinary bearer shares. The conditional capital increase shall be used for granting Convertible Bonds to members of the management bodies of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of May 25, 2007, under Item 6 No. 6.1. The conditional capital increase shall be implemented only to the extent that the holders of Convertible Bonds convert. To the extent that they are acquired through conversion prior to the beginning of the Company's Annual Shareholders Meeting, the shares shall participate in profits from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are acquired through conversion.

  The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board, is authorized to determine additional details of the implementation of the conditional capital increase.

  The Supervisory Board is authorized to amend the wording of the Articles of Association as the conditional capital is utilized."

  Item 7

  Resolution regarding the issuance of stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad (2007 Stock Option Plan), the creation of an additional conditional capital; amendment of the Articles of Association

  A new 2007 Stock Option Plan shall be adopted and a new conditional capital shall be created in order to be able to grant stock options to employees of the Company and affiliated companies in Germany and abroad.

  The Management Board and the Supervisory Board therefore propose that the following be resolved:

    Authorization to grant stock options

    The Management Board is authorized until April 30, 2012, to grant to employees of the Company and affiliated subsidiary companies in Germany and abroad stock options once, several times, or - in case of expiration of granted stock options through termination or for other reasons - repeatedly for the subscription of up to 1,150,000 new no-par-value ordinary bearer shares of the Company pursuant to the following conditions.

    The Management Board of the Company may elect, in agreement with the Supervisory Board, whether the no-par-value shares required to cover the exercised stock options shall be provided by using the conditional capital to be created for this purpose by this Shareholders Meeting under Item 7.1 and 7.3 below or - subject to an authorization by the Shareholders Meeting - by using treasury shares.

      Group of Eligible Persons:

      The option rights may only be issued to employees of the Company and affiliated subsidiary companies in Germany and abroad ("Eligible Persons").

      Details of the offering shall be determined by the Management Board.

      The stock options are generally not transferable, unless they are transferred to a credit institution to be nominated by the Company after the expiration of the two-year waiting period pursuant to Section 193(2)(4) of the German Stock Corporation Act (AktG).

      Subscription price:

      Each stock option entitles its holder to subscribe for one no-par-value ordinary bearer share of the Company ("GPC Biotech Shares") pursuant to the option terms and conditions to be determined. The subscription price to be paid for the subscription of one no-par-value share upon exercising the stock option shall be the average of the closing prices of the GPC Biotech Shares in the XETRA closing auction on the Frankfurt Stock Exchange ("Closing Price") during the last five exchange trading days prior to the granting of the stock options, provided, however, that the conversion price shall at least equal the proportionate amount of the share capital allocable to one GPC Biotech Share.

      Acquisition periods, term:

      The stock options may be offered to Eligible Persons during the last fifteen working days of each calendar month (acquisition period pursuant to Section 193(2)(4) of the German Stock Corporation Act).

      The term of the stock options to be issued may be up to ten years after the date on which the stock options are granted. The stock options expire after the end of the term without replacement or compensation.

      Waiting period:

      The earliest date on which Eligible Persons may exercise the stock options pursuant to Section 193(2)(4) of the German Stock Corporation Act (AktG) is two years after the respective stock options were granted.

      Exercise period:

      Stock options may not be exercised from the date on which the Company submits an offer to its shareholders for subscription of new shares or convertible bonds with conversion or option rights by written notice to all shareholders or through an announcement in the publications named in the Company's Articles of Association or in a mandatory stock exchange publication of the Frankfurt Stock Exchange until the end of the last day of the subscription period.

      The stock options may also only be exercised during a period of six weeks starting on the second day after the publication of the quarterly reports and the annual financial statements, respectively (exercise period pursuant to Section 193(2)(4) of the German Stock Corporation Act). Exercise of the stock options from December 24 until December 31 of each calendar year is principally excluded.

      The Management Board shall be entitled to further restrict the exercise period.

      Performance goals:

      Notwithstanding Items 7.1.4 and 7.1.5 above, the stock options may only be exercised if the Closing Price outperforms a reference index (performance target pursuant to Section 193(2)(4) of the German Stock Corporation Act (AktG)).

      The reference index shall be the TecDax Index of the Frankfurt Stock Exchange ("Price Index").

      The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for performance measurement. The stock options may only be exercised if the Closing Price outperforms the Price Index. The relevant comparison date for this shall be the date four weeks prior to exercise of the stock options.

      Further provisions:

The Management Board of the Company shall be authorized to determine further details of the option terms and conditions as well as issuance and characteristics of the subscribed shares.

This shall include in particular:

    details regarding implementation of the program as well as methods of granting and exercising stock options and also delivery of the subscribed shares in accordance with the stock exchange admission rules;

    rules pertaining to the treatment of stock option in special cases (e.g. third-party takeover of the Company, death or parental leave of Eligible Persons);

    determining reasons for termination in the interests of the Company and setting detailed rules for methods of termination;

    any changes to the program that may become necessary due to changes in underlying conditions.

      Reporting obligation of the Management Board:

The Management Board shall report about the granting of stock options and the exercise of stock options granted to Eligible Persons in this context for each fiscal year in compliance with applicable statutory provisions in the respective notes to the annual financial statements or in the annual report (Section 285 No. 9 a of the German Commercial Code (HGB); Section 160, para. 1 sentence 1, No.5 of the German Stock Corporation Act).

    Creation of conditional capital

    The Company's share capital shall be conditionally increased by up to EUR 1,150,000 against issuance of up to 1,150,000 new no-par-value ordinary bearer shares. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under Item 7.1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. To the extent that they are acquired through exercise prior to the beginning of the Company's Annual Shareholders Meeting, the shares shall participate in profits from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are acquired through the exercise of stock options.

    The Management Board shall be authorized to determine additional details of the implementation of the conditional capital increase.

    The Supervisory Board shall be authorized to amend the wording of the Articles of Association as the conditional capital is ultilized.

    Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph [4o]:

"The Company's share capital is conditionally increased by up to EUR 1,150,000 against issuance of up to 1,150,000 new no-par-value ordinary bearer shares. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of May 25, 2007, under Item 7.1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. To the extent that they are acquired through exercise prior to the beginning of the Company's Annual Shareholders Meeting, the shares shall participate in profits from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are acquired through the exercise of stock options.

The Management Board is authorized to determine additional details of the implementation of the conditional capital increase.

The Supervisory Board is authorized to amend the wording of the Articles of Association as the conditional capital is utilized."

  Item 8

  Resolution regarding the authorization to issue warrants and/or convertible bonds

  Adequate capitalization is a critical foundation of a company's development. Warrants and convertible bonds are suitable financing instruments for initially providing the Company with third-party capital at attractive interest rates. To give the Company the necessary flexibility for raising capital, a resolution authorizing the issuance of a larger volume of warrants and/or convertible bonds shall be passed.

  The Management Board and the Supervisory Board therefore propose that the following be resolved:

    Authorization to issue warrants (option) rights and/or convertible bonds

Subject to the approval of the Supervisory Board, the Management Board is authorized until April 30, 2012, to issue bearer and/or registered warrants and/or convertible bonds ("Bonds") in an aggregate nominal amount of up to EUR 150,000,000 with or without fixed maturity, and grant bond holders options or conversion rights for new no-par-value bearer shares of the Company with a pro-rata share of up to 3,400,000 in the share capital in accordance with the detailed warrant or convertible bond terms and conditions set forth below ("Bond Terms").

Such Bonds may also be issued by companies in Germany and abroad in which GPC Biotech AG directly or indirectly holds a majority interest ("affiliated subsidiary companies"). In this case, the Management Board shall be authorized, subject to the approval of the Supervisory Board, to issue a guarantee for the Bonds and to grant holders of warrants option rights and holders of convertible bonds conversion rights for new shares of the Company.

The Bonds may be issued not only in euros, but also in the legal tender of an OECD state - provided that the relevant equivalent amount of a maximum of EUR150,000,000 is not exceeded.

Bonds may also be issued against non-cash contributions for the purpose of acquiring companies, individual business operations and equity participations in companies, provided that this is in the interests of the Company and the value of the non-cash contribution is commensurate with the value of the Bond, with the imputed fair value calculated in accordance with generally accepted methods of financial mathematics.

Shareholders generally have subscription rights to the Bonds. The Bonds may also be underwritten by a bank or bank syndicate with the obligation to offer them to shareholders for subscription. However, the Management Board shall be authorized, subject to the consent of the Supervisory Board, to exclude shareholders' subscription rights to the Bonds, if the Bonds are issued against cash contribution and the issue price is not materially below the imputed fair value of the Bonds calculated in accordance with generally accepted methods of financial mathematics. However, this shall only apply if the shares issued for servicing the option and conversion rights associated with the Bonds do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is utilized. The 10% limit shall take into account any shares of the Company issued or sold by the Company in direct or analogous application of Section 186(3)(4) of the German Stock Corporation Act (AktG) during the duration of this authorization until its full utilization;

  to exclude fractional amounts resulting from the subscription ratio from shareholders' subscription rights;

  to the extent necessary to give holders of option rights or creditors of conversion rights issued by the Company or its affiliated subsidiary companies in the past or present subscription rights to the extent to which they would be entitled to such rights after exercise of their option or conversion rights;

  if the Bonds are issued against non-cash contribution for the purpose of acquisition of companies, individual business operations and equity participations in companies.

If convertible bonds are issued, their holders shall have the right to exchange their convertible bonds for new GPC Biotech shares in accordance with the Bond Terms. The exchange ratio shall be determined by dividing the nominal amount of a convertible bond by the fixed conversion price for one share of the Company. The exchange ratio may also be determined by dividing the issue amount of a convertible bond that is below its nominal amount by the fixed conversion price of one share of the Company. In all cases, the exchange ratio may be rounded up or down to the next whole number. In other respects, provisions may stipulate that fractional amounts shall be combined and/or offset in cash.

If warrants are issued, one or several warrants shall be included with each warrant entitling their holders to subscribe to new GPC Biotech shares in accordance with the details laid down in the Bond Terms to be defined by the Management Board. The pro-rata share in the Company's share capital of the shares that can be subscribed per warrant may not exceed the nominal amount of the warrants.

The warrant exercise price or conversion price must be calculated in accordance with the following basic principles:

The warrant exercise- or conversion price must amount to at least 80 % of the average stock exchange price of the Company's shares in the XETRA closing auction on the Frankfurt Stock Exchange (or a comparable successor system) during the last ten exchange trading days prior to the Management Board's decision that the Bonds are to be issued or, to the extent to which shareholders are entitled to subscription rights, during the days on which subscription rights to the Bonds are traded on the Frankfurt Stock Exchange, with the exception of the last two exchange trading days of subscription right trading. In addition, the warrant exercise- or conversion price must be calculated in such a manner that the fair value calculated on the basis of the other terms and conditions of the Bonds defined by the Management Board, in particular the interest rate, maturity and issue price, in accordance with generally accepted, notably financial mathematical methods, correspond to their issue price.

Notwithstanding Section 9(1) of the German Stock Corporation Act (AktG), the warrant-exercise or conversion price may be reduced pursuant to an anti-dilution clause in more detailed determination of the Bond Terms, if the Company prior to the expiry of the Bonds increases its share capital or issues or guarantees further bonds and grants shareholders subscription rights in this respect, but does not grant holders of already existing warrants or conversion rights any subscription rights in this context. The Bond Terms may also provide for value-safeguarding adjustments of the warrant exercise- or conversion price in the event of other measures of the Company that might lead to a dilution of the value of the warrant or conversion rights. However, the minimum warrant exercise- or conversion price pursuant to the above paragraph must always be reached.

The Management Board shall be authorized to determine further details of the issue and structure of the Bonds and the Bond Terms, in particular the interest rate, issue price, term to maturity and denomination, subscription or exchange ratio, rationale for mandatory conversion, determination of a cash premium, offsetting or combination of fractional amounts, cash payment instead of delivery of shares, delivery of existing rather than issue of new shares, warrant exercise- or conversion price and warrant or conversion period.

The option or conversion rights of holders of Bonds may be fulfilled through delivery of treasury shares of the Company or by delivery of new shares of the Company from authorized and/or conditional capital, however, this resolution and the following resolution in Item No. 9 of the Annual Shareholders Meeting on May 25. 2007 do not form a single legal act within the meaning of Sec. 139 of the German Civil Code (BGB).

  Item 9

  Creation of new conditional capital; amendment of the Articles of Association

  The Management Board and the Supervisory Board therefore propose that the following be resolved:

  9.1 Creation of new conditional capital

  The Company's share capital shall be conditionally increased by up to EUR 3,4000,000 against issuance of up to 3,400,000 new no-par-value bearer shares. The conditional capital increase shall be used for granting subscription and/or conversion rights to the holders of warrants and/or convertible bonds issued by the Company and its affiliated subsidiary companies pursuant to the authorizing resolution under Item 8 above.

  New shares shall be issued at the conversion- or warrant exercise price determined in each case in accordance with Item 8. The conditional capital increase shall be implemented only to the extent that the holders or creditors of option or conversion rights exercise such rights or holders required to convert comply with their conversion obligation and no cash compensation is granted or treasury shares or shares created from authorized capital are used for this purpose. To the extent that they are acquired through exercise prior to commencement of the Company's Annual Shareholders Meeting, the new shares shall participate in profits from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through conversion.

  The Management Board shall be authorized to determine additional details of the implementation of the conditional capital increase.

  9.2 Amendment of the Articles of Association

  Section 5 of the Articles of Association (share capital) shall be amended by adding the following new paragraph [4(p)]:

  "The Company's share capital shall be conditionally increased by up to EUR 3,4000,000 against issuance of up to 3,400,000 new no-par-value ordinary bearer shares.

  The conditional capital increase shall be used for granting subscription and/or conversion rights to the holders of warrants and/or convertible bonds issued by the Company and its affiliated subsidiary companies pursuant to the authorizing resolution passed by the Annual Shareholders Meeting of May 25, 2007. New shares shall be issued at the conversion- or warrant exercise price determined in each case in accordance with the resolution passed by the Annual Shareholders Meeting of May 25, 2007, under Item 8.

  The conditional capital increase shall be implemented only to the extent that the holders or creditors of option or conversion rights exercise such rights or holders required to convert comply with their conversion obligation and no cash compensation is granted or treasury shares or shares created from authorized capital are used for this purpose. The Management Board is authorized to determine additional details of the implementation of the conditional capital increase.

  The new shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through conversion.

  The Management Board is authorized, subject to the consent of the Supervisory Board, to determine additional details of the implementation of the conditional capital increase.

  Item 10

  Resolution regarding cancellation of the existing Authorized Capital II/2004; amendment of the Articles of Association

  The existing authorized capital II/2004 has been utilized in part and remained available in the amount of EUR 7,262,937. Together with the restructuring of the authorized capital of the Company proposed in Items 11 and 12 below, one the one hand, the Management Board with the approval of the Supervisory Board shall receive more flexibility to have financing options available to take advantage of business opportunities and to strengthen the equity capital of the company. On the other hand, the cancellation and recreation simplifies the capital structure of the Company and therefore improves transparency for shareholders and future investors in GPC Biotech AG.

  The Supervisory Board and Management Board therefore propose that the following be resolved:

  The existing authorization of the Management Board contained in Section 5 para. 8 of the Articles of Association to increase the share capital by up to EUR 7,262,937 until August 31. 2009 with the approval of the Supervisory Board (Authorized Capital II/2004) shall be cancelled, deleting Section 5 para. 8.

  The Management Board is required to only apply for entry of the cancellation of the authorized capital in Section 5 para. 8 of the Articles of Association approved under Item No. 10 above into the commercial register when it is certain that immediately after the registration of such cancellation the resolved creation of new authorized capitals I/2007 and II/2007 together with the corresponding amendments to the Articles of Association according to the following Items 11.2, 11.3 and 12.2 and 12.3 will be entered into the commercial register.

  Item 11

  Resolution regarding cancellation the Authorized Capital I/2006; resolution regarding authorization of the Management Board to increase the share capital and issue shares and regarding the creation of Authorized Capital I/2007; amendment of the Articles of Association

  A new authorized capital (Authorized Capital I/2007) shall be created.

    Cancellation of the existing authorization of May 24, 2006, and of Authorized Capital I/2006 in Section 5 para. 5 of the Articles of Association

    The existing authorization of the Management Board contained in Section 5 para. 5 of the Articles of Association to increase the share capital by up to EUR 4,300,000 until April 30, 2011 with the approval of the Supervisory Board (Authorized Capital I/2006) shall be cancelled, deleting Section 5 Para 5.

    The Management Board is required to only apply for entry of the cancellation of the authorized capital I/2006 in Section 5 para. 5 of the Articles of Association approved under Item No. 11.1 above into the commercial register when it is certain that immediately after the registration of such cancellation the resolved creation of new authorized capitals I/2007 and II/2007 together with the corresponding amendments to the Articles of Association according to the following Items 11.2, 11.3 and 12.2 and 12.3 will be entered into the commercial register.

    Creation of new Authorized Capital I/2007

The Management Board shall be authorized to increase the Company's share capital until April 30, 2012, with the consent of the Supervisory Board, once or several times, by up to a total of EUR12,900,000 through issuance of up to 12,900,000 new no-par-value ordinary bearer shares against cash and/or non-cash contribution ("Authorized Capital I/2007").

The Management Board shall be authorized to exclude existing shareholders' statutory subscription rights, with the consent of the Supervisory Board, once or several times,

  if the new shares are issued against non-cash contributions;

  to use the new share to fulfill the Company's obligations under warrants or convertible bonds issued or guaranteed pursuant to the authorization of the Management Board in Item 8 of the Annual Shareholders Meeting of May 25. 2007;

  for the purpose of introducing the Company's stock on a foreign stock exchange or increasing its presence on foreign financial markets, and, in this context, also for covering any over-allotment option granted to the underwriting banks; and

  in order to exclude any fractional amounts from the subscription rights.

The Management Board shall be authorized, subject to the consent of the Supervisory Board, to determine additional terms and conditions of the share issuance under stock corporation law.

When new shares are issued, profit participation rules differing from Section 60(2)(3) AktG may be determined for such shares.

The Supervisory Board shall be authorized to amend the Articles of Association as the Authorized Capital I/2007 is utilized.

    Section 5 paragraph 5 (Share Capital) of the Articles of Association shall be restated (after the registration of the cancellation of the existing text pursuant to Item 11.1 above) as follows:

"The Management Board is authorized to increase the Company's share capital until April 30, 2012, with the consent of the Supervisory Board, once or several times, by up to a total of EUR 12,900,000 through issuance of up to 12,900,000 new no-par-value ordinary bearer shares against cash and/or non-cash contribution ("Authorized Capital I/2007").

The Management Board is authorized to exclude existing shareholders' statutory subscription right, subject to the consent of the Supervisory Board, once or several times,

    if the new shares are issued against non-cash contribution;

    to use the new share to fulfill the Company's obligations under warrants or convertible bonds issued or guaranteed pursuant to the authorization of the Management Board in Item 8 of the Annual Shareholders Meeting of May 25. 2007;

    for the purpose of introducing the Company's stock on a foreign stock exchange or increasing its presence on foreign financial markets, and, in this context, also for covering any over-allotment option granted to the underwriting banks; and

    in order to exclude any fractional amounts from the subscription rights.

The Management Board shall be authorized, subject to the consent of the Supervisory Board, to determine additional terms and conditions of the share issuance under stock corporation law.

When new shares are issued, profit participation rules differing from Section 60(2)(3) of the German Stock Corporation Act may be determined for such shares.

The Supervisory Board shall be authorized to amend the Articles of Association as the Authorized Capital I/2007 is utilized."

  Item 12

  Resolution regarding cancellation of the Authorized Capital II/2006; resolution regarding the authorization of the Management Board to increase the share capital and issue shares and regarding the creation of Authorized Capital II/2007; amendment of the Articles of Association

  The Supervisory Board and Management Board propose that the following be resolved:

    Cancellation of the existing authorization of May 24, 2006, and of Authorized Capital II/2006 in Section 5 para. 6 of the Articles of Association

    The existing authorization of the Management Board contained in Section 5 para. 6 of the Articles of Association to increase the share capital by up to EUR 1,735,413 until April 30, 2011 with the approval of the Supervisory Board (Authorized Capital II/2006) shall be cancelled, deleting Section 5 Para 6.

    The Management Board is required to only apply for entry of the cancellation of the authorized capital II/2006 in Section 5 para. 6 of the Articles of Association approved under Item No. 12.1 above into the commercial register when it is certain that immediately after the registration of such cancellation the resolved creation of new authorized capitals I/2007 and II/2007 together with the corresponding amendments to the Articles of Association according to the following Items 11.2, 11.3 and 12.2 and 12.3 will be entered into the commercial register.

    Creation of new Authorized Capital II/2007

The Management Board shall be authorized to increase the Company's share capital until April 30, 2012, with the consent of the Supervisory Board, once or several times, by up to a total of EUR3,500,000 through issuance of up to 3,500,000 new no-par-value ordinary bearer shares against cash contribution ("Authorized Capital II/2007").

The Management Board shall be authorized to exclude existing shareholders' statutory subscription rights, subject to the consent of the Supervisory Board, once or several times,

  in the case of a capital increase against cash contributions, if the issue price is not materially below the stock market price. However, such authorization shall only apply to the extent to which the shares issued with exclusion of subscription rights pursuant to Section 186(3)(4) AktG do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is utilized. The 10% limit shall take into account any shares of the Company issued or sold by the Company in direct or analogous application of Section 186(3)(4) of the German Stock Corporation Act (AktG) during the duration of this authorization until its full utilization, or in order to exclude any fractional amounts from the subscription rights.

The Management Board shall be authorized, subject to the consent of the Supervisory Board, to determine additional terms and conditions of the issuance of shares under stock corporation law.

When new shares are issued, profit participation rules differing from Section 60(2)(3) of the German Stock Corporation Act (AktG) may be determined for such shares.

The Supervisory Board shall be authorized to amend the Articles of Association as the Authorized Capital II/2007 is utilized.

    Section 5 para.6 of the Articles of Association (Share Capital) shall be restated (after the registration of the cancellation of the existing text pursuant to Item 12.1 above) as follows:

"The Management Board is authorized to increase the Company's share capital until April 30, 2012, with the consent of the Supervisory Board, once or several times, by up to a total of EUR3,500,000 through issuance of up to 3,500,000 new ordinary no-par-value bearer shares against cash contribution ("Authorized Capital II/2007").

The Management Board shall be authorized to exclude existing shareholders' statutory subscription rights with the consent of the Supervisory Board once or several times,

    in the case of a capital increase against cash contributions, if the issue price is not materially below the stock market price. However, such authorization shall only apply to the extent to which the shares issued with exclusion of subscription rights pursuant to Section 186(3)(4) AktG do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is utilized. The 10% limit shall take into account any shares of the Company issued or sold by the Company in direct or analogous application of Section 186(3)(4) of the German Stock Corporation Act (AktG) during the duration of this authorization until its full utilization, or in order to exclude any fractional amounts from the subscription rights.

The Management Board shall be authorized, subject to the consent of the Supervisory Board, to determine additional terms and conditions of the issuance of shares under stock corporation law.

When new shares are issued, profit participation rules differing from Section 60(2)(3) of the German Stock Corporation Act may be determined for such shares.

The Supervisory Board shall be authorized to amend the Articles of Association as the Authorized Capital II/2007 is utilized."

  Item 13

  Resolution regarding the authorization to acquire treasury shares

  Authorization of the Company to acquire treasury shares is permissible under stock corporation law. A proposal to authorize the Company to buy treasury shares is to be submitted to the Shareholders Meeting. We wish to utilize this instrument to be able to offer such shares to third parties within the context of strategic partnerships or issue them in connection with the conversion of convertible bonds or exercise of options or warrants.

  The Management Board and the Supervisory Board propose that the following be resolved:

    The Company shall be authorized to acquire treasury shares up to a total of 10% of the share capital existing at the time when the resolution is passed. At no time shall the total of the acquired shares and the other treasury shares owned by the Company or allocable to it pursuant to Sections 71a et seq. of the German Stock Corporation Act (AktG) constitute more than 10% of the share capital. The authorization may not be used by the Company for the purpose of trading in treasury shares.

    The authorization may be utilized in full or in partial amounts by the Company or its affiliated subsidiary companies or by third parties for the Company's or any group company's account, once or several times, in order to pursue one or several purposes. The authorization shall be valid until November 24, 2008.

    The Management Board shall have the right to choose whether treasury shares shall be acquired via the stock market (see Item 13.3.1 hereafter) or by means of a public offer (see Item 13.3.2 hereafter).

      In the case of acquisition of the shares via the stock exchange, the amount per share paid by the Company (excluding ancillary acquisition costs) may not exceed or be less than the price determined in the XETRA opening auction (or that of a comparable successor system) on the trading day by more than 5%.

      In the case of acquisition through a public offer to all shareholders, (i) an offer submitted by the Company may be published, or (ii) the shareholders may be asked publicly to submit offers. The rules of the German Securities Acquisition and Takeover Act must be complied with only if and to the extent to which this law is applicable to such acquisitions by the Company.

    In both cases, the purchase price offered or the limits of the purchase range offered per share (excluding ancillary acquisition costs) must not exceed or be less than the relevant price of a share of the Company by more than 10%. The relevant price in scenario (i) is the price determined in the XETRA closing auction on the exchange trading day prior to announcement of the offer, and in scenario (ii) the price determined in the XETRA closing auction on the last exchange trading day prior to the day on which the offers are accepted by the Company.

    If considerable variations in the relevant price arise in scenario (i) after publication of the formal offer, the offer may be adjusted; in this case, the corresponding price on the last exchange trading day before publication of the adjustment shall be authoritative.

    The offer or request for submission of offers may provide for further conditions and for the possibility of specifying the purchase price or purchase price range during the offer period. If the offer or request for submission of offers is oversubscribed - under identical terms and conditions - acceptance must be proportional to the shares offered. Arrangements can be made to allow for privileged acceptance of small batches up to 100 shares offered per shareholder.

    The Management Board shall be authorized to use the Company's shares acquired on the basis of this authorization as follows:

      They may be cancelled, without such cancellation or its implementation requiring further resolutions by the Shareholders Meeting. Authorization of cancellation may be exercised in full or in part. In deviation of the above, the Management Board may decide that the shares shall be cancelled in a simplified procedure without capital reduction through adjustment of the pro-rata imputed amount of the other no-par-value shares in the Company's share capital. The authorization to cancel shares may be utilized repeatedly. In the event of cancellation on the basis of the simplified procedure, the Management Board shall be authorized to adjust the number of shares cited in the Articles of Association.

      The shares may also be sold to shareholders other than via the stock exchange or an offer to shareholders, if they are sold against cash payment at a price not materially below the stock exchange quotation for shares of the Company with the same rights and preferences at the time of their sale.

      They may be offered and transferred to third parties - also against non-cash contribution - within the context of mergers or acquisitions of businesses or equity participations in companies.

      They may be offered to fulfill the Company's obligation under warrants or convertible bonds issued or guaranteed in accordance with the authorization of the Management Board under Item 8 of the Annual Shareholder Meeting of May 25, 2007.

      They may be offered for purchase or transferred to third parties making substantial contributions to the realization of the Company's corporate goals in their capacity of strategic partners of the Company or its affiliated subsidiary companies.

  Authorizations may be utilized once or several times, individually or jointly. Shareholders' subscription rights to such treasury shares shall be excluded to the extent to which these shares are used in accordance with the authorization under 13.4.2, 13.4.3, 13.4.4 and 13.4.5 above.

  The authorizations under 13.4 also refer to use of Company shares acquired on the basis of Section 71d, sentence 5, of the German Stock Corporation Act (AktG).

  The Supervisory Board shall have the right to determine that the Management Board may take measures on the basis of this resolution of the Annual Shareholders Meeting only with its consent.

  Item 14

  Amendments to the Articles of Association

    Resolution regarding amendment of Section 2 of the Articles of Association (Purpose of the Company)

  As a result of the advancing regulatory proceedings with respect to satraplatin, the Company's business activities will develop also towards sales and marketing, in addition to research and development.

  The Company's business activities have thus broadened overall, because due to the fact that GPC Biotech will cover all areas from development to the final consumer.

The Management Board and the Supervisory Board thus propose that the following be resolved:

Section 2 of the Articles of Association shall be amended and restated as follows:

"Section 2

Purpose of the Company

(1) The purpose of the company is the research, development, marketing, production and distribution of pharmaceutical, diagnostic and biotechnological products, technologies and procedures and the provision of related services and granting of licenses, as well as the acquisition, sale, utilization and administration of all kinds of intellectual property rights.

(2) The company may perform actions and transactions which may serve the company purpose directly or indirectly. It may also establish, take over, represent or acquire equity participations in other companies in Germany and abroad and conclude business or cooperation agreements with other companies. The company may fully or partially pursue its purpose via subsidiaries, affiliates, offices and branches in Germany and abroad."

    Resolution regarding amendment of Section 4 of the Articles of Association (Notifications)

    Section 30b(3) of the Transparency Directive Implementation Act (TUG), which took effect on January 20, 2007, stipulates that transfer of information by electronic means is, among other things, subject to the approval of the Shareholders Meeting. This applies even if a shareholder has expressly consented to such form of data transmission. To permit electronic transfer of information, Section 4 of the Articles of Association shall be amended accordingly.

    The Management Board and the Supervisory Board thus propose that the following be resolved:

    The heading of Section 4 of the Articles of Association shall be amended; the current sentence 1 shall become paragraph 1 and the following second paragraph shall be added:

    "Section 4

    Notices and Information

    (1) The Company's notices are published in the Electronic Official Federal Gazette.

    (2) Information for the holders of listed securities of the company may also be transferred electronically."

    Resolution regarding amendment of Section 13(5) of the Articles of Association (Convocation and Quorum)

Pursuant to Section 108(2)(2) and (3) of the German Stock Corporation Act (AktG), the Supervisory Board shall constitute a quorum if at least half, but no fewer than three, members are present at the meeting in question. Section 13(5) of the Articles of Association had laid down more stringent requirements with respect to a quorum in this respect. Deviating from this provision of Section 13(5) of the Articles of Association, the Management Board and the Supervisory Board consider the statutory requirement of Section 108(2)(2) of the German Stock Corporation Act to be sufficient for a quorum of the Supervisory Board.

The Management Board and the Supervisory Board thus propose that the following be resolved:

Section 13 para. 5 of the Articles of Association shall be amended and restated as follows:

"Section 13

Convocation and Quorum

(1) [...]

(5) The Supervisory Board shall constitute a quorum if at least half of the members of the Supervisory Board attend a meeting."

Report of the Management Board with respect to Agenda Items 6, 7, 8, 9, 11, 12 and 13

We herewith report to the Shareholders Meeting on Agenda Items 6, 7, 8, 9, 11, 12 and 13 as follows:

Report on Agenda Item 6 pursuant to Section 221(4)(2) in conjunction with Section 186(4)(2) of the German Stock Corporation Act (AktG)

Agenda Item 6 proposes a resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies of the Company and its affiliated subsidiary companies in Germany and abroad.

The issuance of stock options or convertible bonds is an internationally customary component of success-oriented compensation. Article 4.2.2. of the German Corporate Governance Code also expressly provides for variable remuneration with stock options and comparable instruments. The Management Board and the Supervisory Board are convinced that a participation program is a prerequisite for the GPC Biotech Group's ability to hire and retain highly qualified members of the management bodies in the future, too. In addition, a special performance incentive for members of the management bodies is created, which will use increases in the share price as its yardstick. The aim is to motivate the members of the management bodies of the GPC Biotech Group to work on the long-term, systematic enhancement of the enterprise value. The participation of the members of the management bodies in GPC Biotech AG intends to ensure alignment of theirs and the shareholders' interests.

In addition it should be noted that members of the management bodies have to pay a premium of EUR 1.00 per convertible bond, which, other than with stock options constitutes a direct investment in the Company. The payment of these not unsubstantial sums, one the one hand, increases the connection with the Company, it is also true, however, that this means that the instrument of a convertible bond can only be considered for key employees of GPC Biotech AG and associated companies.

The following details apply to the convertible bonds:

The issue price and conversion price for the new shares is the average of the closing prices of the Company's no-par-value shares in the XETRA closing auction on the Frankfurt Stock Exchange ("Closing Price") during the last five exchange trading days prior to issuance of the convertible bonds and thus corresponds to the then current market price. In order to be able to convert the convertible bonds, the persons entitled to conversion must pay the conversion price per share minus EUR1.00, which was already paid in as the nominal amount when the convertible bonds were issued. After expiration of a two-year waiting period, 50% of the convertible bonds may be exercised, and an additional 25% of the conversion rights may be exercised as of each of the third and fourth anniversaries of the date of their issuance.

The convertible bonds may only be converted if the Closing Price outperforms a reference index. The reference index is the TecDax Index of the Frankfurt Stock Exchange ("Price Index").

The Price Index as well as the Closing Price on the date on which the convertible bonds are issued shall serve as the starting point for performance measurement. The convertible bonds may only be converted if the Closing Price outperforms the Price Index. The relevant comparison date for this shall be the date four weeks prior to conversion.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase in the share price compared with the Price Index (relative performance). The convertible bonds may be converted only if the Closing Price outperforms the Price Index. Linking the conversion right to the Price Index prevents exploitation of windfall profits resulting from a general bull market. On the other hand, the link to the Price Index allows the convertible bonds to retain their incentive effect even in a bear market.

The convertible bonds are not transferable. Special arrangements may be made in respect of death, retirement, and other special termination cases, including the spin-off or split-off of affiliated subsidiary companies in Germany and abroad or business operations of the GPC Biotech Group.

Due to the fact that the value of the convertible bonds depends on the performance of the share price, it is not possible to state the exact cost to the Company at the time of this report. However, based on a model calculation a benchmark of the overall economic costs to the Company can be provided:

Assuming that the issue price for the convertible bonds amounts to EUR 21.00 on the issue date, application of a mathematical model results in a market value of EUR 19,740,000 for each convertible bond. It should be noted explicitly, fact that this is merely a model calculation and that the assumed underlying issue price does not reflect the future trend in the share price, but merely serves to illustrate the potential overall market value of the program.

The Management Board and the Supervisory Board also believe that the proposed compensation, as compared with other alternative structures and also taking the specific advantages and disadvantages of rights in the form of convertible bonds into consideration, is a suitable, necessary and reasonable means of ensuring adequate compensation of the members of the management bodies.

It is not possible to tie the success-oriented compensation to dividends, because the Company is not yet able to distribute profits. Success-oriented cash compensation of the members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad, granting a claim against the Company whose amount would depend on the price increases achieved (phantom stock plan) would, on the other hand, lead to a loss of liquidity for the Company and a higher burden for shareholders. Incentive-based cash compensation could be part of the overall compensation package, but should certainly not be the only form of compensation. The same applies to tying cash compensation to other key performance indicators such as sales or enterprise value based on DCF (Discounted Cash Flow) or EVA (Economic Value Added) models, since these alternatives would also lead to use of liquid funds. The Management Board and the Supervisory Board believe that at this point in time, such alternative approaches would be disadvantageous for the Company.

Furthermore, the advantages of issuing convertible bonds outweigh the potential disadvantages of this kind of program. This success-dependent compensation system is liquidity-preserving and significantly enhances the Company's position in the competition for internationally-renowned members of management bodies.

By contrast, potential disadvantages for the company are marginal. The "dilution effect", i.e. a lowering of the participation ratio of existing shareholders as a consequence of the grant and exercise of the convertible bonds, respectively, will be negligible for shareholders, as it will not exceed 4.7%.

The Management Board is convinced that there is no danger of the share price being driven up speculatively in order to maximize the value of the convertible bonds, given the relative exercise threshold and also the professionalism of the members of the management, particularly the Company's Management Board members. We assume an objective manner of working that is always oriented to the Company's success and not focused solely on short-term share-price increases. Furthermore, when hiring new employees we always look for a high degree of professionalism whose primary objective is long-term enhancement of enterprise value.

Effective precautions have been taken in order to avoid insider problems associated with exercise of the convertible bonds in the form of internal insider trading regulations that must be complied with. In addition, the risk of prohibited insider transactions is minimized by precise limitation and definition of acquisition and exercise periods.

In sum, it should be noted that the advantages of the chosen success-oriented compensation package significantly outweigh its disadvantages, thus allowing it to achieve a long-term increase in enterprise value.

Report on Agenda Item 7

The Management Board and the Supervisory Board propose that the Shareholders Meeting pass a resolution approving a new stock option program and to this end authorize the Management Board to grant subscription rights to employees of the Company and affiliated subsidiary companies in Germany and abroad and create additional conditional capital to back-up these option rights.

GPC Biotech AG has been offering its employees the possibility of partial compensation in the form of stock options since 1998. This type of compensation is very common internationally - particularly for companies operating in the biotechnology sector. The Management Board therefore believes that a stock option program is an indispensable prerequisite for hiring and retaining highly qualified employees. This applies in particular to the Company's competitors in the US, which are increasingly trying to entice employees away with attractive stock option programs.

Furthermore, an equity component of compensation aims at directing the interest of employees towards the Company's business strategy and motivating them to work towards enhancing enterprise value. In this way, the interests of the employees, like those of the Company's shareholders, are directed towards enhancing enterprise value.

As to the details of the 2007 stock option program

The Supervisory Board and the Management Board therefore propose the create the possibility to grant stock options with subscription rights for up to 1,150,000 new ordinary bearer shares without par value in GPC Biotech AG in the context of GPC Biotech AG's Stock Option Program 2007, and that a necessary conditional capital in an amount of EUR1,150,000 be created. The issue price to be paid for subscribing to a no-par value share upon exercise of the stock options corresponds to the average of the closing prices of the Company's no-par value shares in the XETRA closing auction (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options and thus to the then current market price. Exercise of the stock options after expiration of the two-year waiting period (and subject to certain exercise periods) is furthermore permitted only if the Closing Price has outperformed a reference index.

The TecDax Index of the Frankfurt Stock Exchange shall serve as the reference index ("Price Index"). The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for performance measurement. The stock options may only be exercised if the Closing Price outperforms the Price Index. The relevant comparison date shall be the date four weeks prior to exercise of the stock options.

The exercise price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase in the share price compared with the Price Index (relative performance). The stock options may only be exercised if the Closing Price outperforms the Price Index. Linking the exercise price to the Price Index avoids the exploitation of windfall profits resulting from a general bull market. On the other hand, the link to the Price Index allows the stock options to retain their incentive effect even in a bear market.

The Management Board believes that the proposed compensation, when compared with other alternative structures and also taking its specific advantages and disadvantages into consideration, is a suitable, necessary and reasonable means of ensuring adequate compensation of employees and, hence, their retention in the Company.

Alternatively, employees could be granted profit-sharing bonuses, other bonuses or similar payments based on the stock price. However, such payments would place a burden on the Company's liquid funds, whereas the granting of stock options helps ease such burdens. Convertible bonds, which, unlike the granting of isolated subscription rights, require a financial contribution on the part of the employee, are not customary and thus less popular in the US. The issuance of convertible bonds is thus a less suitable method of strengthening the position of GPC Biotech AG in the international competition for the best employees.

The Management Board is convinced that the proposed stock option plan is particularly well suited to allowing the Company to stand its ground in the ongoing competition for qualified personnel and to retaining employees, contributing to further enhancement of enterprise value in the interests of the Company and its shareholders.

Report on Agenda Item 8 pursuant to Sections 221(4)(2) and 186(4)(2) of the German Stock Corporation Act (AktG)

In Agenda Item 8.1, the Management Board and the Supervisory Board propose that the Shareholders Meeting should authorize the Management Board to issue convertible bonds, under exclusion of subscription rights.

The issuance of convertible bonds enables the Company to gain access to low-interest third party capital. This financing instrument, which provides the Company with the necessary flexibility for raising capital, aims at ensuring adequate capitalization of the Company, which forms the basis for its future financial development.

Our shareholders generally have statutory subscription rights with respect to the bonds. To facilitate the transaction, the bonds may be issued to a bank or bank syndicate subject to the proviso that they offer them to the shareholders for subscription pro rata, in accordance with the their existing percentage ownership (so-called "indirect subscription right"). In addition, the Management Board is to be authorized, subject to the consent of the Supervisory Board to exclude shareholders' statutory subscription rights in certain cases.

The projected exclusion of subscription rights for fractional amounts permits utilization of the requested authorization in the form of round amounts. Such exclusion of subscription rights is reasonable and customary in actual practice, because the cost of subscription-right trading for fractional amounts is generally incommensurate with the associated advantages for shareholders. Limitation to fractional amounts ensures that the dilution effect remains negligible. The bonds excluded from subscription rights to this extent will be placed on a "best effort" basis.

Exclusion of subscription rights in favor of holders of bonds that might be issued in the future serves the purpose of putting the holders of such bonds in the position they would have been in if they had already exercised their rights from the bonds and were already shareholders. This dilution protection measure prevents potential reductions in warrant-exercise or conversion prices of already issued bonds. Overall, this helps generate a higher funds inflow.

In addition, the Management Board is to be authorized to exclude shareholders' subscription rights, subject to the consent of the Supervisory Board, if the bonds are issued at a price not materially below the imputed fair value calculated on the basis of generally recognized methods of financial mathematics. This enables the Company to exploit favorable capital-market conditions at short notice and very rapidly and obtain more favorable interest-rate terms, warrant-exercise or conversion prices and issue prices of the bonds through close alignment with the prevailing market conditions. This would not be possible if the statutory subscription rights were preserved. Although Section 186(2) of the German Stock Corporation Act (AktG) permits publication of the subscription price (and, in the case of bonds, of the terms and conditions) up until the third but last day of he subscription period, the volatility of the stock markets would lead to a situation in which terms and conditions were subject to an uncertainty discount resulting from persistence of the market risk over several days, making the terms less closely aligned with market conditions. In addition, successful placement of the bonds with third parties would be jeopardized or involve higher costs, if statutory subscription rights were preserved, the reason being the uncertainty connected with their exercise. Lastly, the length of the minimum subscription period of two weeks that would have to be complied with if the statutory subscription rights were preserved would impede responses to favorable or unfavorable market conditions, preventing optimum capital procurement.

Shareholders' interests are preserved in the case of such exclusion of subscription rights because the bonds may not be issued at levels that are materially below their imputed market value, so that the imputed value of subscription rights decreases to almost zero. In addition, this exclusion of subscription rights to bonds with rights to shares is limited to a share not exceeding 10% of the Company's share capital both at the time when this authorization becomes effective and when it is exercised. Within this limit, the legislator believes that shareholders can be reasonably expected to maintain their percentage ownership by acquiring the necessary number of shares on the stock exchange. This 10% limit includes shares issued or sold by the Company in direct or analogous application of Section 186(3)(4) of the German Stock Corporation Act (AktG) during the duration of this authorization until the date of their utilization.

Finally, the Management Board is to be authorized to exclude shareholders' subscription rights to bonds, subject to the consent of the Supervisory Board, if the latter are issued in return for non-cash contributions in order to acquire companies, individual business operations and equity participations in companies and this is in the interests of the Company. Prerequisite is a reasonable ratio of the value of the non-cash contribution to that of the bond. In the case of convertible and/or warrant bonds, the imputed fair value as calculated on the basis of generally accepted methods of financial mathematics is authoritative. The issue of bonds against non-cash contributions allows the bonds to be used in suitable specific cases as an acquisition currency within the context of acquiring companies, individual business operations and equity participations in companies. As a supplement to authorized capital, this creates leeway for seizing opportunities to acquire companies, individual business operations and equity participations in companies without placing a burden on the Company's liquidity. In such cases, compensation does not have to be effected in cash. In many cases, the seller also insists on receiving compensation in a different form than cash. In such situations, one attractive alternative can be to offer bonds with conversion rights or warrants instead of or in addition to granting shares or making cash payments. This possibility ensures additional flexibility and enhances the Company's competitive opportunities in acquisitions. This approach might also be an expedient way of achieving an optimal financing structure, depending on the individual circumstances. However, conversion rights and warrants arising from bonds issued against non-cash contributions may not be serviced from conditional capital. In such cases, the Company must resort to treasury shares or a non-cash capital increase. The claim arising from the bond is the non-cash contribution, with the impairment test being limited to the question of whether such claim has a value and whether the underlying non-cash-contribution matched the issue price.

Report on Agenda Item 11 pursuant to Sections 203(2)(2) and 186(4)(2) of the German Stock Corporation Act (AktG)

Together with the restructuring of authorized capital proposed under Agenda Items 10 and 12, the management board with the approval of the supervisory board shall, on the one hand, receive flexibility with respect to the availability, in the interest of the Company, of financing options in order to take advantage of business opportunities and to strengthen the equity capital. On the other hand, the cancellation and re-creation serves to simplify the capital structure and thereby increases transparency for shareholders and future investors of GPC Biotech AG. For those reasons, the Management Board and the Supervisory Board propose that the Shareholders Meeting should pass a resolution canceling Authorized Capital I/2006. This authorized capital was not utilized and remained available in an amount of EUR 4,300,000.

The Management Board and the Supervisory Board propose that the Shareholders Meeting create Authorized Capital I/2007 totaling up to EUR12,900,000. This shall enable the Company to strengthen the Company's equity and make large-scale acquisitions, if necessary and issue those in connection with the conversion of convertible bonds or the exercise of warrants.

Shareholders must generally be granted subscription rights in connection with the utilization of this authorization. However, the Management Board shall be authorized to exclude shareholders' subscription rights under certain specific circumstances, subject to the consent of the Supervisory Board.

The proposed authorization provides that the Management Board shall be authorized to exclude subscription rights if the share capital is increased against non-cash contributions. This enables the Company to have shares of the Company available for acquisitions at short notice without resorting to the stock market, particularly for the purpose of acquiring companies or equity participations, patents, licenses, and products. Because of global competition, GPC Biotech must be able, in the interests of its shareholders, to act quickly and flexibly in the international and regional markets. Experience has shown that corporate mergers and the acquisition of businesses or equity participations often require large-scale transactions, involving the payment of correspondingly large amounts. The same applies to patents, licenses, and products. However, compensation for the above acquired assets is frequently not paid (exclusively) in cash, but in shares. In such cases, the proposed exclusion of subscription rights provides the Company with the opportunity to use no-par-value bearer shares of GPC Biotech AG as compensation. Transfer of shares instead of cash payments is frequently also in the interests of GPC Biotech AG and, hence, its shareholders, because it constitutes a form of financing that does not place a burden on its liquidity and is thus also cheaper in many instances. The authorization proposed here aims at providing GPC Biotech AG with the necessary flexibility to exploit future opportunities for acquiring businesses or participations, patents, licenses, and products quickly and flexibly, to the extent that the selected business, patent, or product, or the selected license can contribute to the Company's strategic development.

In addition, the Management Board shall be authorized to exclude subscription rights for fractional amounts in order to achieve a practicable subscription ratio relative to the volume of the respective capital increase. This facilitates technical implementation of the capital increase, particularly in the case of a capital increase by a round number. The free fractions created as a consequence of the exclusion of existing shareholders' subscription rights will either be realized through sale on the stock exchange or otherwise in the best possible manner for the Company.

Furthermore, the proposed authorization, will enable the Management Board to exclude statutory subscription rights, with the consent of the Supervisory Board, in connection with the introduction of the Company's shares on a foreign stock exchange or the increase of its presence on foreign financial markets. The statutory subscription rights are also to be excluded in this case in order to cover any over-allotment option granted to the underwriting banks involved. Presence in foreign financial markets offers a large number of advantages for the Company. Apart from an increase in name recognition, which has a favorable effect on sales opportunities and the hiring of highly qualified employees, particular mention should be made of the fact that such presence facilitates the raising of third party capital. In addition, a widely-held and international financing base can protect the Company better against fluctuations on the capital markets. An international investor structure also creates higher market liquidity and facilitates the acquisition of equity participations through share exchanges in the country in which the shares are listed. The exclusion of subscription rights to introduce or increase the Company's presence on a foreign stock exchange thus ensures reasonable placement volumes and optimum utilization of the new shares. In this context, the shares are to be widely placed and only sold subject to certain maximum amounts for each individual investor.

The Management Board will carefully examine each individual case in order to decide whether to utilize the authorization to increase the Company's capital with exclusion of subscription rights and will only do so if such utilization is, in the opinion of the Management Board and the Supervisory Board, in the interests of the Company and, hence, its shareholders. It will report to the Shareholders Meeting on any utilization of the proposed authorization. All instances of exclusion of shareholders' subscription rights proposed herein require the consent of the Supervisory Board.

Report on Agenda Item 12 pursuant to Sections 203(2)(2) and 186(3)(4) and 186(4)(2) of the German Stock Corporation Act (AktG)

Together with the restructuring of authorized capital proposed under Agenda Items 10 and 11, the Management Board with the approval of the Supervisory Board shall, on the one hand, receive flexibility with respect to the availability, in the interest of the Company, of financing options in order to take advantage of business opportunities and to strengthen the equity capital. On the other hand, the cancellation and re-creation serves to simplify the capital structure and thereby increases transparency for shareholders and future investors of GPC Biotech AG. For those reasons, the Management Board and the Supervisory Board propose that the Shareholders Meeting pass a resolution canceling Authorized Capital I/2006. This authorized capital had been partially utilized and was still available in an amount of EUR 1,735,413.

Apart from Authorized Capital I/2007, the Management Board and the Supervisory Board propose that the Shareholders Meeting authorize the Management Board to increase the Company's share capital by a total amount of up to EUR3,500,000. In this context, it is to be granted the possibility of excluding the subscription rights to which all shareholders are generally entitled for fractional amounts pursuant to Section 186(3)(4) of the German Stock Corporation Act (AktG).

This authorization aims at enabling the Management Board, subject to the consent of the Supervisory Board, to react to financing needs that may arise at short notice and thus seize market opportunities rapidly and flexibly. In addition, strategic equity participations by other companies in GPC Biotech AG shall be made possible. The Management Board shall be authorized, subject to the consent of the Supervisory Board, to exclude subscription rights in a capital increase against cash contributions, if the issue price of the new shares is not materially below the stock market price. This will enable the management to place the new shares in a timely manner at a price close to the stock market price without the discount usually required in issues with subscription rights. This will allow higher issuance proceeds to be generated, which is in the Company's interests. The exclusion of subscription rights will also enable the Management Board to win new shareholder groups through targeted placement.

The shareholders' need for protection against dilution of their shareholdings is taken into account by limiting the size of the capital increase and by placing the new shares at close to the stock market price. The proposed authorization will grant the Management the possibility of excluding shareholders' subscription rights only if the shares issued pursuant to Section 186(3)(4) of the German Stock Corporation Act (AktG) do not exceed 10% of the share capital at the time when this authorization becomes effective or is utilized. The 10% limit includes the sale of treasury shares, provided that such sale takes place during the period of this authorization with exclusion of subscription rights pursuant to Section 186(3)(4) of the German Stock Corporation Act. Shares issued or to be issued for servicing convertible bonds with conversion or warrant exercise rights or obligations are also to be taken into account, provided that such bonds are issued during the period of this authorization with exclusion of subscription rights pursuant to Section 186(3)(4) of the German Stock Corporation Act. In addition, the fact that the issue price will be close to the stock market price and the limited volume of the capital increase without subscription rights basically gives shareholders the possibility to maintain their percentage ownership by acquiring the necessary number of shares on the stock exchange under approximately similar terms.

The authorization to exclude statutory subscription rights for fractional amounts serves to achieve a practicable subscription ratio relative to the volume of the respective capital increase. Without this exclusion of subscription rights, technical implementation of the capital increase would be more difficult, particularly in the case of a capital increase by a round number. The free fractions created as a consequence of the exclusion of existing shareholders' statutory subscription rights will either be realized through sale on the stock exchange or otherwise in the best manner for the Company.

The Management Board will carefully examine each individual case in order to decide whether to utilize the authorization to increase the Company's capital with exclusion of subscription rights and will only do so if such utilization is, in the opinion of the Management Board and the Supervisory Board, in the interests of the Company and, hence, its shareholders. It will report to the Shareholders Meeting on any utilization of the proposed authorization. All instances of exclusion of subscription rights proposed herein require the consent of the Supervisory Board.

Report on Agenda Item 13 pursuant to Sections 203(2)(2), 186(3)(4); (4)(2) of the German Stock Corporation Act (AktG)

Item 13 of the Agenda authorises the Company to acquire its own shares (treasury shares) in an amount of up to 10% of the share capital existing at the time of the resolution. The authorisation is valid for a period of 18 months.

The acquisition of treasury shares can only take place over the stock exchange or by means of a purchase offer aimed at all shareholders. Thereby all shareholders are given the same opportunity to sell their shares to the Company. In principle, shares acquired by the Company are also to be sold over the stock exchange or by way of public offer to all shareholders, so as to observe the principle of equal treatment of all shareholders. The resolution does, however, also give the Company other possibilities of handling the redeemed shares in such a way as to realise the advantages associated with an acquisition o treasury shares.

The authorisation allows the Company to redeem treasury shares without a further resolution of the Shareholders Meeting. This is provided in Sec. 71 para. 1 no. 8 p. 8 AktG, and enables the Company to react to the respective capital market situation in an appropriate and flexible manner. In principle, a redemption of shares leads to a reduction of the share capital. The Management Board is, however, authorised to carry out the redemption even without changing the share capital. In this event, the redemption increases the proportion of the remaining shares in the share capital.

Furthermore, the subscription rights of the shareholders are excluded in certain cases.

The resolution allows the Company to sell shares in other ways than over the stock exchange or by way of public offer to all shareholders, as long as the shares are sold in return for a cash payment at a price not significantly below the price at which Company shares of the same kind are traded on the stock market. Thereby, the Company's shares can be offered for example to institutional investors in Germany or abroad, thus extending the shareholder base. Furthermore, the authorisation allows the management board to react quickly and flexibly to favourable stock market situations. The interests of the shareholders are sufficiently protected; in particular they are protected against a dilution of their shareholdings. First, the acquisition of treasury shares is restricted to a maximum of 10% of the share capital existing at the time of the first utilization of the authorisation. This maximum threshold includes shares which are issued elsewhere with exclusion of subscription rights pursuant to Sec. 186 para. 3 sentence 4 AktG. The risk of a dilution of the shareholders' holdings is also low since it is only permissible to sell the shares at a price not significantly below the relevant stock market price. This means that shareholders can maintain their participation quota at largely the same conditions through additional acquisitions on the market.

Furthermore, the proposed authorisation gives the Company the possibility to offer its treasury shares to third parties as consideration, in the context of corporate mergers, acquisitions or participations in other enterprises. National and international competition increasingly requires the possibility of being able to offer not only cash but also shares as consideration for acquisitions or participations. The authorisation would enable the Company to use its treasury shares as "acquisition currency", and thus allow it to react quickly and flexibly to advantageous offers for an acquisition of enterprises or participations in other enterprises, which would not be possible in the event of having to grant a subscription right to all shareholders. It should be noted that in the event of a positive resolution, the Management Board would also have authorised capital at its disposal for this purpose. In the interests of flexibility, however, the Company should also have the option of offering its own shares as consideration. The Management Board ensures that the interests of the shareholders are reasonably safeguarded within the scope of determining the evaluation relations. It will usually proceed from the stock market price of the shares within the scope of calculating the value of the shares offered as consideration. However, no schematic connection to a stock market price is stipulated; amongst other reasons the results of negotiations should not be challenged by fluctuations of the stock market price.

Furthermore, the Company shall also be given the possibility of offering its acquired treasury shares to third parties which, as strategic partner of the Company or its group companies, make a considerable contribution to realising the Company's corporate aims. This shall enable beneficial cooperations with other enterprises, which depend on a participation of these enterprises in GPC Biotech AG. The authorisation only extends to cases in which the strategic partners make a substantial contribution to achieving the corporate aims.

The authorisation shall also enable the Company to use its treasury shares in order to service warrants and convertible bonds issued or guaranteed by the Company based on the resolution of the Shareholders Meeting of May 25, 2007 under Item 8. Although the Company can also make use of conditional and authorised capital for the purpose of servicing bonds, in the interests of flexibility it is also expedient to create the possibility of fulfilling obligations resulting from the bonds by the use of treasury shares.

In deciding how to use the authorisation, the Management Board shall exclusively act in the interests of the Company and the shareholders. If relevant, it will report on the use of the authorisation at the next Shareholders Meeting following a sale of shares.

Broadcast of the Shareholders Meeting

The speeches of the Chairman of the Supervisory Board and members of the Management Board will be recorded on the day of the Shareholders Meeting and may be viewed after the Shareholders Meeting on the Company's website (www.gpc-biotech.com/de/investor_relations/shareholders_meeting/index).

Participation in the Shareholders Meeting

Pursuant to Section 17 of the Company's Articles of Association, shareholders are entitled to participate in the Shareholders Meeting and cast votes, if they have registered by May 18, 2006 (midnight CEST), at the latest at the following address

GPC Biotech AG

c/o Deutsche Bank AG

- General Meetings -

60272 Frankfurt am Main

Fax: +49 (0) 69/ 910-860 45

E-Mail: wp.hv @xchanging.com

and presented proof created by their custodian bank of being a shareholder of the Company at the beginning of May 4, 2006 (midnight CEST). Registration and proof are required in text form (Section 126b of the German Civil Code - BGB) in German or English.

The Company hereby notifies the shareholders of the fact that they may also arrange to be represented at the Shareholders Meeting by a proxy agent, for example a bank or a shareholders' association.

The Company offers its shareholders the opportunity to authorize voting proxies appointed by the Company and bound by instructions prior to the Shareholders Meeting to exercise their voting rights, but no other shareholder rights. The Management Board has appointed Ms. Barbara Müller and Mr. Martin Brändle as voting proxies for exercising the shareholders' voting rights in accordance with their instructions.

If shareholders wish to have their voting rights exercised by the Company's voting proxies, they are asked to have the admission card, to be requested through their respective custodian bank, issued under their own name and to send the original admission card to the voting proxy (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany). Furthermore, a power of attorney and voting instructions for the respective resolution proposals are to be sent to the voting proxy in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany) or by fax (0049(0)89/85652663). A form for issuing instructions may be requested from the Company in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany), or by fax (0049(0)89/85652663), or downloaded from the Company's website (www. gpc-biotech.com/en/investor_relations/shareholders_meeting/index). Powers of attorney granted in writing or by fax and instructions for shareholdings for which timely proof of ownership has been presented in accordance with the above prerequisites must be received at the aforementioned address or fax number by Thursday, May 24, 2006, 4 p.m., in order to be taken into account at the Shareholders Meeting, unless such powers of attorney are presented to the Company at the Shareholders Meeting prior to voting.

We would like to ask you to direct counter-motions with respect to a proposal of the Management Board and Supervisory Board relating to specific Agenda Items and/or election proposals pursuant to Section 126, 127of the German Stock Corporation Act only to the following address:

GPC Biotech AG

Investor Relations

Fraunhoferstr. 20

D-82152 Martinsried

Fax: 089/85652663

ir@ gpc-biotech.com

Timely counter-motions with respect to the proposals of the Management Board and Supervisory Board relating to specific Agenda Items and/or election proposals, will be published after receipt under the URL www. gpc-biotech.com/de/investor_relations/shareholders_meeting/index. Any comments of the management pertaining to the counter-motions will also be published under the above URL.

We hereby draw attention to the notification obligation pursuant to Sections 21 et seq. of the German Securities Trading Act (WpHG) and the legal consequence of suspension of all rights arising from the shares in case of a breach of a notification obligation as stipulated under Section 28 of the German Securities Trading Act.

Free Disposition of Shares

The shares will not be blocked by a registration for the Shareholders Meeting. Shareholders can therefore freely dispose of their shares after registration.

Further Information about the Company

Further information about matters concerning GPC Biotech AG can be found on the website of the Company under gpc-biotech.com.

Documentation for shareholders

As of the convocation of the Shareholders Meeting, the following documentation will be available for shareholders' inspection at the premises of GPC Biotech AG at Frauenhoferstraße 20, 82152 Planegg:

  the approved annual financial statements of GPC Biotech AG and the consolidated group, report of the Supervisory Board for the fiscal year 2006;

  the report of the Management Board on Agenda Items 6, 7, 8, 9, 11, 12 and 13.

The above-mentioned documentation is available on the Internet for download under the URL www. gpc-biotech.com/de/investor_relations/shareholders_meeting/index The Company will send hardcopies of the above documentation without delay and free of charge to shareholders upon request.

The Shareholders Meeting will be held in German.

Martinsried, April 2007

GPC Biotech AG

The Management Board

[Translation of Directions to the Shareholders Meeting omitted]